August 13, 2003

Orange and Rockland Utilities, Inc.
One Blue Hill Plaza
Pearl River, New York  10965


               Re:  Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

        I am the Vice President - Legal Services of Consolidated Edison, Inc.'s ("Con Edison") principal subsidiary, Consolidated Edison Company of New York, Inc. ("Con Edison of New York"), acting as counsel to Orange and Rockland Utilities, Inc. ("Orange and Rockland") I and other members of Con Edison of New York's Law Department have represented Orange and Rockland in connection with the filing by Orange and Rockland with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering $200,000,000 of Orange and Rockland's unsecured debt securities (the "Securities") for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement").

      I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Orange and Rockland; (b) the Indenture included as Exhibit 4.1 to the Registration Statement (the "Indenture") pursuant to which the Securities are to be issued; and (c) minutes of meetings of the Board of Directors of Orange and Rockland. It is my opinion that the Securities will be the legal, valid and binding obligations of Orange and Rockland in accordance with their terms upon:

      1. the issuance of an order by the Public Service Commission of the State of New York (the "PSC") authorizing Orange and Rockland to issue the Securities and the compliance therewith by Orange and Rockland of New York, and the issuance by the PSC, to the extent required by the terms of the order, of a letter to the effect that such order is no longer subject to abrogation with respect to the Securities;

      2. the due authorization and execution of the Securities by Orange and Rockland;

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      3.       the due authentication and delivery of the Securities in
               accordance with the Indenture; and

      4. the receipt by Orange and Rockland of payment for the Securities at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus constituting a part thereof.

      I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                          Very truly yours,



                                                      /s/ Peter A. Irwin
                                                          Peter A. Irwin